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                                                                       EXHIBIT 5

March 3, 1998

Board of Directors
Paine Webber Group Inc.
1285 Avenue of the Americas
New York, New York 10019

                                1,256,360 SHARES
                            PAINE WEBBER GROUP INC.
                                  COMMON STOCK

Dear Sirs:

I have examined and am familiar with the Certificate of Incorporation of Paine Webber Group Inc., a Delaware corporation ("Paine Webber"), and the By-laws of Paine Webber. I am also familiar with the corporate proceedings taken by Paine Webber to authorize the issuance and sale of 1,256,360 shares of Common Stock, par value $1 per share, of Paine Webber (the "Common Stock"). I have also examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that, under the laws of the State of Delaware, the shares of Common Stock have been duly authorized and, when issued and sold, in accordance with the corporate proceedings referred to above, will be legally issued, fully paid and nonassessable.

I know that I am referred to under the heading "Legal Opinion" in the prospectus forming a part of the Registration Statement on Form S-3 relating to the shares of Common Stock, and I hereby consent to such use of my name in such Registration Statement.

Very truly yours,

TAL/mas